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                                                            Page 13 of 47 Pages



                                    EXHIBIT A

                                    AGREEMENT

The undersigned agree as follows:

(1) Each of them is individually eligible to use the Schedule 13D to which this Agreement is attached, and such Schedule 13D is filed on behalf of each of them;

(2) Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information in inaccurate;

(3) Such Schedule 13D identifies each such person, contains the required information with regard to each such person and indicates that it is filed on behalf of all such persons; and

(4) The execution and delivery of this Agreement does not and shall not constitute an admission by the undersigned that they constitute a "group" for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the undersigned hereby disclaim such status.

Dated: February 4, 2000



            /s/ John R. Forren
--------------------------------------
JOHN R. FORREN



            /s/ William L. Garrison
--------------------------------------
WILLIAM L. GARRISON

            /s/ Daniel J. Verwiel
--------------------------------------
DANIEL J. VERWIEL



            /s/ Patricia Verwiel
--------------------------------------
PATRICIA VERWIEL



ESTATE OF LAWRENCE G. GROSSMAN



            /s/ Janis M. Grossman
--------------------------------------
by Janis M. Grossman, Representative



            /s/ Martin Rickler
--------------------------------------
MARTIN RICKLER